Exhibit 23.3

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Endwave Corporation for the registration of 3,348,312 shares of its common stock and to the incorporation by reference therein of our report dated September 19, 2004, with respect to the financial statements of JCA Technology, Inc. for the years ended December 28, 2003 and December 29, 2002 included in the current report on Form 8-K/A of Endwave Corporation dated October 4, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 12, 2005